Exhibit 99.1
Arq Strengthens Executive Team with Appointment of Shimon Steinmetz as Chief Financial Officer
Seasoned finance executive enhances financial leadership and supports long-term strategy
GREENWOOD VILLAGE, Colorado, May 27, 2026 - GlobeNewswire - Arq, Inc. (NASDAQ: ARQ) (the "Company" or "Arq"), a producer of activated carbon and other environmentally efficient carbon products for use in purification and sustainable materials, today announced the appointment of Shimon Steinmetz as Executive Vice President and Chief Financial Officer.
Mr. Steinmetz brings more than two decades of corporate finance, capital markets and operational leadership to Arq. He is a seasoned financial executive with a proven track record of driving financial strategy, operational excellence, and value creation at both public and private companies. He brings deep experience leading finance functions across complex, high-growth environments, including prior CFO roles at Finjan Holdings, where he successfully guided the company through its transition to a publicly listed entity, and Vesta, a global PE-backed FinTech. Mr. Steinmetz is well-versed in all aspects of public company financial leadership, including SEC reporting, SOX compliance, capital markets, investor relations, and strategic planning. Mr. Steinmetz began his career in investment banking at Salomon Smith Barney and Goldman Sachs and holds an MBA from the University of Chicago Booth School of Business.
"I am thrilled to welcome Shimon to the Arq team as part of the broader organizational restructuring Arq has undertaken to strengthen operational efficiency and financial leadership," said Bob Rasmus, Chief Executive Officer of Arq. "He brings exactly the kind of hands-on financial leadership and operational expertise we need as we execute our growth strategy. I am confident he will make an immediate impact and help position Arq for long-term, sustainable success."
"I am excited to join Arq at this important stage of the Company's evolution," said Mr. Steinmetz. "I look forward to working with Bob and the team to strengthen Arq's financial foundation and help drive the Company's long-term growth strategy."
Arq also announced the issuance of inducement equity awards to Mr. Steinmetz in connection with his appointment, to be granted upon the effective date of his appointment. The inducement equity awards consist of (i) an award of 250,000 restricted stock awards ("RSAs"), and (ii) an award of 150,000 performance share units ("PSUs"). Of the RSA award, 75,000 RSAs will vest on the second anniversary of the grant date and 175,000 RSAs will vest on the third anniversary of the grant date. The PSU award will vest in three equal tranches of 50,000 PSUs upon the Company's common stock achieving a 30-day volume weighted average price ("VWAP") of

$8.00, $10.00, and $15.00, respectively, in each case subject to Mr. Steinmetz's continued employment with the Company and prior to the third anniversary of the grant date. The award was approved in accordance with Nasdaq Listing Rule 5635(c)(4).
Additionally, the Company announced that Stacia Hansen has resigned from her role as Chief Accounting Officer, effective as of June 12, 2026. Hansen's resignation was not the result of any disagreement with the Company, its management, or any member of the Board of Directors on any matter relating to the Company's operations, policies, practices, or financial reporting.
About Arq
Arq (NASDAQ: ARQ) is a diversified, environmental technology company with products that enable a cleaner and safer planet while actively reducing our environmental impact. As the only vertically integrated producer of activated carbon products in North America, we deliver a reliable domestic supply of innovative, hard-to-source, high-demand products. We apply our extensive expertise to develop groundbreaking solutions to remove harmful chemicals and pollutants from water, land and air. Learn more at: www.arq.com.
Source: Arq, Inc.
Investor Contact:
Anthony Nathan, Arq
Marc Silverberg, ICR
investors@arq.com